Exhibit 99.1

ContraVir Pharmaceuticals Announces Publication of CRV431 Data from

Experimental Model of Hepatitis B

EDISON, N.J., June 11, 2019 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”) and chronic viral infection, today announced that the peer-reviewed journal, PLOS ONE, has published ContraVir’s research article entitled “The Cyclophilin Inhibitor CRV431 Inhibits Liver HBV DNA and HBsAg in Transgenic Mice.”

“The research article reports our discovery that CRV431 greatly reduces HBV DNA in the liver of transgenic mice in a dose-dependent manner,” said Dr. Robert Foster, Chief Executive Officer of ContraVir. “CRV431 interferes with the way that HBV hijacks our body’s molecules to amplify virus replication, which is distinct from traditional antiviral drugs such as tenofovir that bind only to HBV proteins. Additionally, CRV431 reduced serum levels of HBsAg, an important prognostic indicator, which is typically not decreased by nucleotide drugs. This study suggests that CRV431 and tenofovir can be used in combination to significantly decrease HBV DNA levels in the liver, and we are conducting further studies to elucidate CRV431’s mechanism of action.”

The article describes a study where Hepatitis B virus (“HBV”) transgenic mice were treated with CRV431, a cyclophilin inhibitor; and/or tenofovir exalidex (“TXL”), a nucleotide prodrug. Mice were treated daily for a period of 16 days receiving either 10 mg/kg of CRV431; 50 mg/kg of CRV431; 5 mg/kg of TXL; 10 mg/kg of TXL; a combination of 10 mg/kg of CRV431 and 5 mg/kg of TXL; or vehicle control. Key findings of the study include:

•                  CRV431 decreased liver HBV DNA levels dose-dependently, where the low (10 mg/kg/day) and high (50 mg/kg/day) doses of CRV431 reduced HBV DNA levels by 13% and 91%, respectively, compared to the vehicle group.

•                  TXL also decreased liver HBV DNA levels dose-dependently, where the low (5 mg/kg/day) and high (10 mg/kg/day) doses of TXL reduced HBV DNA levels by 55% and 97%, respectively, compared to the vehicle group.

•                  In mice that were co-dosed with the lowest tested doses of CRV431 (10 mg/kg/day) and TXL (5 mg/kg/day), liver HBV DNA decreased by 80% compared to the vehicle group.

The article may be accessed at: https://doi.org/10.1371/journal.pone.0217433

About ContraVir Pharmaceuticals

ContraVir is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis virus infection (HBV, HCV, HDV). The company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilin enzymes, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products.  There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

ContraVir Investor Relations

(646) 274-3580

skilmer@contravir.com